Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-161345 of our report dated March 18, 2009 (August 14, 2009 as to the effects of the retrospective adjustment for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, and the inclusion of Earnings Per Share information on the consolidated statements of operations and in Note 22, and October 2, 2009 as to the subsequent events disclosure in Note 23) relating to the consolidated financial statements of Dole Food Company, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards for noncontrolling interests, fair value measurements, uncertainty in income taxes, planned major maintenance activities and retirement benefits) appearing in the Prospectus, which is part of this Registration Statement, and relating to the financial statement schedule appearing elsewhere in this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
October 2, 2009